On July 11, 2005, the T. Rowe Price Equity Index 500
Fund acquired substantially all of the assets of the TD Waterhouse Equity Index 500 Fund and the TD Waterhouse Dow 30 Fund (collectively, the acquired funds), pursuant to the Agreement and Plan of Reorganization dated March 23, 2005, and approved by shareholders of the acquired funds on June 28, 2005. The acquisition was accomplished by a tax-free exchange of 3,779,100.090 shares of the T. Rowe Price Equity Index 500 Fund (with a value of $123,199,000) for the 15,495,296.970 shares of the TD Waterhouse Equity Index 500 Fund outstanding at the merger date; an additional 4,574,021.297 shares of the T. Rowe Price Equity Index 500 Fund (with a value of $149,113, 000) were exchanged for the 14,291,812.549 shares of the TD Waterhouse Dow 30 Fund outstanding on July 8, 2005. The aggregate net assets of the acquired funds at that date, which included $15,076,000 of unrealized appreciation, were combined with those of the
T. Rowe Price Equity Index 500 Fund. Immediately after the merger, the net assets of the T. Rowe Price Equity Index 500 Fund totaled $5,496,527,000.


On July 8, 2005, the T. Rowe Price Extended Equity Market Index Fund acquired substantially all of the assets of the TD Waterhouse Extended Market Index Fund, pursuant to the Agreement and Plan of Reorganization dated March 23, 2005, and approved by TD Waterhouse Extended Market Index Fund shareholders on June 28, 2005. The acquisition was accomplished by a tax-free exchange of 3,808,910.688 shares of the T. Rowe Price Extended Equity Market Index Fund, having a value of $52,982,000, for the 6,230,292.352 shares of the TD Waterhouse Extended Market Index Fund outstanding on July 8, 2005. The TD Waterhouse Extended Market Index Fund's net assets at that date, which included $7,186,000 of unrealized appreciation, were combined with those of the T. Rowe Price Extended Equity Market Index Fund. Immediately after the merger, the net assets of the T. Rowe Price Extended Equity Market Index Fund totaled $238,702,000.